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                            POST PROPERTIES, INC.
               (Name Of Registrant As Specified In Its Charter)

                                JOHN A. WILLIAMS
                                  ROY E. BARNES
                             FRANCIS L. BRYANT, JR.
                                 PAUL J. DOLINOY
                                THOMAS J.A. LAVIN
                                GEORGE R. PUSKAR
                                EDWARD LOWENTHAL
                                 CRAIG G. VOUGHT
                             WILLIAM A. PARKER, JR.
                                   J.C. SHAW
   (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)


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

 [The following article was was published in the May 2-8, 2003 ATLANTA BUSINESS
        CHRONICLE and posted on WWW.POSTSHAREHOLDERS.COM on May 9, 2003]


               POST PROPERTIES SHAREHOLDERS KNOW TRUE LEADERSHIP

As someone who has known John Williams, founder of Post Properties Inc., for more than three decades, and who, 32 years ago, sold him his first piece of apartment land, I can honestly say that Post shareholders would be doing themselves a great disservice to overlook his strong business acumen and outstanding vision.

                [picture depicting author with caption VIEWPOINT
                           and byline: LIANE LEVETAN]

John's contributions to the company he founded, as well as the city and the communities to which he has given so much, should play a deciding influence in his efforts to bring independence and sound corporate governance to Post. Under John's leadership, Post Properties, which he founded in 1971, was America's first residential developer to pioneer the building and branding of resort-style garden apartments. Nationwide, John led Post Properties to own more than 32,000 apartment homes in 94 communities.

Over the course of our region's history, he has lead the way in setting the standard for high-quality residential apartment homes. A residential visionary, John was also the first developer to introduce the concept of "live-work-play" communities in Atlanta. John developed Post Riverside, located off Northside Parkway in northwest Atlanta, which connects to a transportation network including MARTA and Cobb Community Transit. The development is also part of a bike path stretching from Kennesaw Mountain to Stone Mountain.

During my tenure as CEO of DeKalb County, we were faced with the prospect of having to close Lynwood Park's antiquated pool, located in one of the county's oldest African-American communities. In light of the close proximity of the pool to a Post Properties development, I approached John for his assistance in providing a new pool. He personally provided the necessary $75,000 to build the pool along with the expertise of his pool builder to complete the project. This contribution, at a critical point in time, moved forward the revitalization effort of Lynwood Park.

In addition, John was the catalyst for an initiative to rehabilitate 20 Lynwood Park homes -- on two Saturdays! Generously donating their own time, materials and skills, Post Properties employees and vendors joined together to provide new roofs, exterior painting and landscaping to these homes. John and I painted houses side-by-side (after which he made it very clear that painting should not be my future job endeavor!).

Besides his efforts in the residential and commercial real estate communities, John has also played major leadership roles on numerous business and community organizations, including chairing the Cobb County Chamber of Commerce twice, and the Metro Atlanta Chamber of Commerce once.

He has played a leadership role in the Georgia Regional Transportation Authority and the Regional Leadership Institute. He has won more business awards than I could possibly mention in the space of this article.

A generous philanthropist, he most recently donated $1.5 million to Georgia Tech's College of Architecture to establish the Harry West Distinguished Faculty Chair in City Planning, named to honor the former director of the Atlanta Regional Commission. His commitment was the lead gift in a fund-raising initiative designed to create the Center for Quality Growth and Regional Development at Georgia Tech. The chair will be the first endowed faculty position within the College of Architecture.

Post Properties shareholders should trust John's integrity, honesty, and his love for Post Properties Inc. and the Atlanta region. I know that I do.

                     -------------------------------------
              LEVETAN is a state senator representing District 40.

(C)2003 American City Business Journals Inc.